SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) dated as of December  22, 2010 (the “Effective Date”), is by and between Genzyme Pharmaceuticals LLC, with principal offices located at Eichenweg 1, 4410 Liestal, Switzerland (“Genzyme”) and Discovery Laboratories, Inc., a Delaware corporation with a principal office located at 2600 Kelly Road, Suite 100, Warrington, PA 18976-3622 (“Discovery”).

Whereas, Genzyme, by virtue of its proprietary technologies and know-how, has developed and manufactures the material described on Exhibit A attached hereto (the “Material”); and

Whereas, Discovery desires to secure a long-term supply of quantities of the Material for its product described on Exhibit A (the “Product”) and Genzyme is willing to supply such quantities of its Material to Discovery as Discovery’s exclusive supplier of the product.

Now, Therefore, in consideration of the mutual promises and covenants set forth herein, Genzyme and Discovery (each a “Party,” collectively the “Parties) agree as follows.

1.           Supply.  During the term of this Agreement, Discovery shall purchase [***] of Material for commercial manufacturing from Genzyme and Genzyme shall sell to Discovery such quantities of the Material as ordered from time to time by Discovery. Nothing herein shall limit Genzyme’s ability to supply Material to other customers.

2.           Duration.  This Agreement shall have effect upon execution and shall remain in effect for the initial term indicated on Exhibit A (the “Term”)  Thereafter, this Agreement shall be renewed automatically for successive two (2) year periods unless terminated by either Party by written notice not later than sixteen (16) months prior to expiration of the initial term or any renewal period.

3.           Specification and Quality Control Standards; GMP Compliance.

3.1           The quantities of the Material to be supplied hereunder shall be manufactured by Genzyme in accordance with all applicable laws, rules and regulations, and in conformity with the specification and quality control standards set forth in the Quality Agreement , dated as of even date herewith, entered into between the Parties, and as such Quality  Agreement may be amended from time-to-time (collectively, the “Specifications”).  If Discovery wishes to change the Specifications, Genzyme shall use its reasonable endeavors to carry out such change subject to agreement on a reasonable change (increase or decrease) in price, if appropriate, to reflect any costs or savings consequent thereon.  Genzyme shall consult with and must obtain written consent from Discovery, which consent shall not be unreasonably withheld, reasonably in advance of making any changes in the Specifications, or other aspect of the production, storage, and transport of Material which will:

(a)	Cause a change in the Material purity profile;

[***] Confidential treatment requested.

(b)	Requires Discovery to revalidate its own process or methods, as reasonably determined by Discovery;

(c)	Require Discovery to re-audit Genzyme, as reasonably determined by Discovery;

(d)	Require Discovery or Genzyme to submit or resubmit any documentation to the FDA, as reasonably determined by either Party.

The Parties hereby agree that subject to the foregoing, Genzyme may otherwise alter the Specifications upon sixty (60) days prior written notice to Discovery.

3.2           Genzyme shall make available to Discovery such data and information in relation to Material as is reasonably necessary to ascertain compliance with this Agreement and to qualify the use of Material in the Product with appropriate regulatory authorities.  However, nothing here shall be construed as placing Genzyme under an obligation to disclose to Discovery any data relating to the actual production or purification of the Material except as Genzyme deems appropriate for Discovery to satisfy itself regarding the security or quality of supply of the Material or unless Discovery is required to supply any such data to any appropriate regulatory authorities, in which case Genzyme shall provide such information to Discovery or arrange for direct disclosure to such regulatory authorities at Discovery’s expense.  Discovery may visit and inspect Genzyme’s facilities used in the manufacture and testing of the Material once per year with reasonable prior notice; provided, however, that should regulatory or supply considerations reasonably require that Discovery visit Genzyme’s facilities more than once per year, Discovery and its representatives may conduct additional visits of the facility at appropriate times agreed upon between the parties and such additional visits will be at the sole expense of Discovery. Discovery shall pay Genzyme for time spent and expenses associated with any additional visits or requests for information that exceed the permitted one day audit time per year.  Genzyme will invoice Discovery for such charges, which will be payable in accordance with Section 6 hereof.

3.3           In addition to complying with the Specifications, Genzyme shall carry out the production and purification of the Material to be supplied hereunder in accordance with the U.S. Food and Drug Administration (“FDA”) and Good Manufacturing Practice (“GMP”) regulations and shall allow inspection of Genzyme facilities by U.S. or foreign regulatory authority representatives to enable the said representatives to verify Genzyme’s compliance with GMP and all other relevant regulations.  Genzyme may alter the production and purification processes for the Material upon prior written notice to Discovery in accordance with the Quality Agreement but only if Genzyme follows all appropriate regulatory procedures and obtains any relevant regulatory approvals and there is no material change to the Specifications for the Material.

4.           Estimates and Orders.  As soon as practical after the Effective Date, and within the last ten (10) business days of each calendar quarter thereafter, Discovery shall deliver to Genzyme a twelve (12) month rolling Forecast  (the “Forecast”) of the quantity of material to be purchased by Discovery. The first two quarters (six months) of such Forecast will be considered a firm commitment for production quantities (the “Binding Forecast”) and the remainder of the Forecast shall be advisory only.  Accordingly, the first quarter quantity in each subsequent Forecast shall be identical to the second quarter quantity in the previous Forecast unless the parties otherwise agree in writing. Within fourteen days of delivery of each Forecast, Discovery shall submit to Genzyme a written purchase order (the “Order”) for the Material which shall represent the six-month firm commitment as illustrated by the Forecast.  Genzyme may reject any order which (i) exceeds [***] of the most current forecast underlying such order or (ii) is received at a time when Discovery is delinquent in payment hereunder. Genzyme shall be deemed to have met its delivery obligations provided that the Material is shipped for arrival within [***] of the requested delivery date.  The Parties further agree that if the foregoing forecasting and/or, ordering mechanisms set forth in this Section 4 are determined by the Parties, in good faith cooperation and giving reasonable consideration to each Party’s economic and business needs, to be inappropriate given the experience of the Parties and the then-existing manufacturing and supply circumstances regarding Material hereunder, the Parties agree to negotiate in good faith appropriate amendments to the applicable mechanisms in the supply procedures, provided, however, that Genzyme shall have no obligation to agree to any changes to the Binding Forecast.

[***] Confidential treatment requested.

5.           Delivery.  The Material shall be supplied FCA Genzyme’s manufacturing facility in Liestal, Switzerland (Incoterms 2000) cleared for export with any and all freight and packaging expenses being prepaid by Genzyme and added to Genzyme’s invoice to Discovery for payment by Discovery.  Title to and risk of loss of the Material shall pass to Discovery at the time of [***]. All shipments shall meet the specifications set forth in the Specifications and be accompanied by a Certificate of Analysis. Material shall be delivered to Discovery in accordance with a delivery schedule provided by Discovery in the Order, provided that no delivery be required to be made within [***] of such Order.

6.           Prices and Payment.

6.1           Discovery shall pay the prices specified in Exhibit B for the Material delivered by Genzyme. Subject to Section 8.7, Genzyme may adjust the prices [***] upon completion of the second year of the Term.  Any adjustments shall be effective immediately thereafter.

6.2           The price does not include sales, use, excise or any other similar taxes imposed by federal, state or local governments, and accordingly such taxes shall be paid by Discovery.

6.3           Invoices for Material shall be sent to Discovery on or after the date of shipment of Material and all payments due hereunder shall be paid by Discovery on a net, thirty (30) day basis from date of receipt of the applicable invoice.

6.4           Discovery shall pay Genzyme a fee of [***] (the “Regulatory Fee”) for costs incurred by Genzyme that are  associated with the filing and maintenance of the Drug Master File (DMF) and all supporting documentation.  The first quarterly Regulatory Fee shall be due upon execution and delivery of this Agreement and the remaining quarterly Regulatory Fees shall be due on the first day of each calendar quarter thereafter; provided, however, that if Discovery’s total Orders in any calendar year exceed [***] United States dollars Discovery’s obligation to pay the Regulatory Fee as set forth in this Section 6.4 shall terminate.

[***] Confidential treatment requested.

7.           Confidentiality.

7.1           Each Party hereto (a “Recipient”) recognizes that the other Party hereto and its subsidiaries and affiliated corporations (a “Discloser”) own or have licensed certain confidential information, including but not limited to secret or confidential data, proprietary information, trade secrets, technology, formulae, processes, procedures, scientific studies, regulatory submissions, business plans, information and the like, whether all of the same be in writing or not, and that Discloser has disclosed or may disclose to Recipient portions of such confidential information (all of which is referred to as “Confidential Information”).  Use of the Confidential Information shall be solely for the purposes of complying with this Agreement.  Recipient agrees to maintain the confidential status of such Confidential Information and not to disclose the same to persons not authorized herein or otherwise authorized in writing by Discloser to receive such Confidential Information. Confidential Information shall not include information that was (i) in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Recipient; (iii) was independently developed or discovered by the Recipient prior to the time of its disclosure under this Agreement; (iv) is or was disclosed to the Recipient at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Discloser and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Discloser receives prior written notice of such disclosure, as well as notice of the terms and circumstances surrounding such request or requirement, so that the Discloser may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and that the receiving party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.   If, failing the entry of a protective order or the receipt of a waiver hereunder, the Recipient is, in the opinion of counsel acceptable to the Discloser, legally compelled to disclose such Confidential Information, the Recipient may disclose that portion of the Confidential Information which counsel advises the Recipient that it is legally compelled to disclose.  The Recipient will use its best efforts to obtain and will not oppose action by the Discloser to obtain an appropriate protective order.  The Recipient shall cause its representatives and agents to comply with this Section 7.

8.           Termination / Breach.  Notwithstanding any other provisions of this Agreement, either Party, at its option, may terminate this Agreement;

8.1           Should the other commit an act of bankruptcy, be declared bankrupt, voluntarily file or have voluntarily filed against it, a petition for bankruptcy or reorganization unless such petition is dismissed within sixty (60) days of filing, enter into an arrangement for benefit or creditors, enter into a procedure of winding up or dissolution or should a Trustee or Receiver be appointed for its business, assets or operations; or

8.2           Unless excused pursuant to Section 14 of this Agreement, upon one hundred twenty (120) days written notice, should the other fail to comply with or to perform any of its material obligations under this Agreement unless such failure or non-performance is corrected within the 120-day period following written notification, or such extended period as shall be agreed between parties.

8.3           Notwithstanding the foregoing, if Genzyme fails to provide the Material in accordance with this Agreement and any Order in accordance with Sections 4 and 5 above, more than [***], Discovery’s purchase requirements (as set forth in Section 1 above) shall be temporarily suspended with respect to such portion of the Material that Genzyme is unable to deliver until such time that Genzyme can demonstrate that it will be able to fulfill Orders in accordance with the terms and conditions herein. Genzyme’s delivery of one scheduled Order for Material in accordance with Section 5 above shall be deemed to be satisfactory evidence of the foregoing.

8.4           Subject to Section 8.6, Genzyme may terminate this Agreement in whole or in part upon ninety (90) days prior written notice to Discovery with or without cause.

8.5           Termination of this Agreement shall not release Discovery from its payment obligations hereunder, including, without limitation, payment for any Orders placed prior to the date of termination and payment obligations related to the Binding Forecast, as set forth in Section 4.

8.6           Bridging Stock. In the event that Genzyme terminates the Agreement, Discovery will have the option (valid until the effective date of expiration or termination) to purchase an additional quantity of the Material at the prices agreed upon hereunder (“Bridging Stock”) of up to [***] demand.  Unless otherwise agreed to by the Parties, the amount of such Bridging Stock shall not exceed [***] of the Forecast quantity or fifty kilograms (50kgs) in the aggregate, whichever is lower, for the year in which the Agreement is terminated by Genzyme.  The parties will discuss and make good faith efforts to agree on updated timelines and other required modifications for any request for Bridging Stock requirements in excess of [***]. Genzyme shall deliver Bridging Stock within the [***] period immediately following such termination in accordance with a delivery schedule mutually agreed upon by the parties in writing. Discovery shall exercise its option for the Bridging Stock by providing Genzyme with an Order for the desired quantities of the Bridging Stock, which shall be manufactured and/or packaged pursuant to an Order and shall meet the Specifications and terms of this Agreement.

8.7           Price Increases.  In the event that, in accordance with Section 6.1, Genzyme desires to raise the price of Material by more than [***] of the price then in effect, after the parties have discussed the need for the increase of more than [***], if Discovery reasonably determines that such price increase is not warranted, Discovery may terminate this Agreement upon [***] prior written notice to Genzyme.

9.           Limited Warranty.  Genzyme warrants that the Material shall be manufactured in accordance with all applicable laws, rules and regulations, according to GMPs, and in conformity with Specifications.  THIS WARRANTY IS IN LIEU OF, AND GENZYME SPECIFICALLY DISCLAIMS AND EXCLUDES, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

[***] Confidential treatment requested.

10.           Limitation of Liability.  Genzyme will not under any circumstances be liable to Discovery for [***] resulting from or in any way related to a breach of any representation or warranty hereunder.  This limitation does not apply to claims for personal injury by a third party.

11.           Inspection.  Discovery shall examine the Material on receipt for obvious defects and notify Genzyme of any such obvious defects without delay within [***] from Discovery’s receipt of the Material.  Discovery shall store Material under appropriate conditions and not later than [***] after receipt of each shipment of the Material sold hereunder, Discovery shall examine the Material for compliance with the Specifications and shall notify Genzyme of any non-compliance without delay within such [***] period.  Discovery shall provide to Genzyme a representative sample of the Material in question. In the event of any dispute as to the compliance of the Material with the Specifications, representative samples of the Material will be provided to an independent testing service (the “Testing Service”) that shall be identified by mutual agreement within [***] of the date hereof, and the results provided by the Testing Service shall be finally determinative.  The incorrect Party shall be responsible for all costs incurred by the Testing Service.  In no event shall acceptance relieve Genzyme from any obligations under warranties, unless non-conformity should reasonably have been detected by Discovery using reasonable diligence.  Genzyme shall replace as soon as commercially reasonable any delivery of the Material that the Testing Service deems to be non-conforming as soon as possible, but in any event, within [***] of the date of receipt of notice thereof, provided that Discovery has returned the non-conforming Material in accordance with the processes and approval of the Quality Assurance Department of Genzyme’s Liestal manufacturing facility.

12.           Indemnity.

12.1           Discovery shall indemnify, defend and hold harmless Genzyme and its affiliates and each of their respective directors, officers, employees and agents against all claims, losses, damages and expenses, including attorneys’ fees (collectively “Losses”) relating to (i) any death or personal injury arising from use of the Product containing Material purchased hereunder, except those arising as a result of Genzyme’s negligence intentional misconduct, or a breach of Genzyme’s agreements, and warranties hereunder, (ii) the use, sale or distribution of Product incorporating Material, and (iii) a breach of the terms of this Agreement by Discovery.  Genzyme shall promptly notify Discovery of any such claim received by Genzyme and Discovery shall have the right to control the conduct of the defense or settlement of the claim.  Discovery shall at its own expense keep in force during the term of this Agreement as well as for a period of ten years thereafter adequately funded self-insurance or policies of insurance.  Such insurance should provide coverage to the extent required by local laws and pharmaceutical industry practice.  Discovery shall upon the request of Genzyme provide Genzyme with a certificate of insurance or other documentation as proof of the insurance requirement herein.

[***] Confidential treatment requested.

12.2           Genzyme hereby agrees to indemnify, defend and hold harmless Discovery and its affiliates, and each of their respective directors, officers and employees and agents, from and against any and all Losses incurred by Discovery, based on or arising out of Genzyme’s breach of the limited warranty as set forth in Section 9 herein or Genzyme’s negligence or intentional misconduct.  Genzyme agrees to maintain in effect for the term of this Agreement and ten years thereafter adequately funded self-insurance or policies of insurance providing coverage to the extent required by local law and pharmaceutical industry practice.

13.           Generic Drug Enforcement Act of 1992.  Genzyme represents to the best of its knowledge that it and its employees have never been (i) debarred or (ii) convicted of a crime for which a person can be debarred, under Section 306(a) or 306(b) of the Generic Drug Enforcement Action of 1992.  Genzyme represents that it has never been and, to the best of its knowledge, none of its employees, affiliates or agents has ever been (a) threatened to be debarred or (b) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 306(a) or (b).  Genzyme agrees that it will promptly notify Discovery in the event it becomes aware of any such debarment, conviction, threat or indictment.

14.           Force Majeure.  If the performance by any Party of any obligation under this Agreement other than the payment of money, is prevented or impaired by Force Majeure for any cause beyond the reasonable control of the defaulting Party, such Party shall be excused from performing so long as such situation continues to prevent or impair performance; provided the Party claiming such excuse shall have promptly notified the other Party of the existence, nature, duration and other details of such cause and shall at all times use its reasonable effort to resume a complete performance.  If any Party anticipates that a Force Majeure may occur that Party shall notify the other immediately and explain the nature, details and expected duration thereof.  The affected Party will advise the other from time to time as to the progress in remedying the situation and as to the time when the affected Party expects to resume its obligations and shall notify the others as to the expiration of any Force Majeure as soon as the affected Party knows the date thereof.  “Force Majeure” shall mean an event beyond the reasonable control of a Party including, but not limited to, fire, flood, sabotage, shipwreck, embargo, explosion, accident, riot, act of governmental authority (including, without limitation, acts relating to raw material or product allocation), acts of God and acts of war.

15.           Records.

All records relating to the manufacture of Material shall be retained for a period of not less than ten (10) years from the date of manufacture of Material or six (6) months from the expiration of the final released Material, whichever is later.  Discovery shall have the right to request copies of said records prior to the expiration of the ten (10) year retention period, provided, however that any such provision of records will be at Discovery’s expense and will be subject to the obligations of confidentiality in Section 7 of this Agreement.

16.           Notices.  Any notice required or permitted to be given or made under this Agreement shall be in writing and sent by telefax or registered letter or by recognized overnight courier (i.e. Federal Express) to the other Party at its address indicated on the first page of this Agreement, or to such other address as the addressee shall have furnished in writing.  Notice shall be deemed received three days after deposit in the mail or, if sent by courier or facsimile, upon receipt.

17.           Entire Agreement.  The terms and provisions contained in this Agreement, constitute the entire Agreement between the parties with respect to the transactions contemplated hereby and shall supersede all previous communications. Representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either Party hereto, unless in writing and signed by both parties.

18.           Non-Waiver.  Failure to terminate this Agreement following breach or failure to comply with this Agreement, shall not constitute a waiver of a Party’s defenses, rights or causes of action arising from such or any further breach or non-compliance.  Any waiver must be expressly in writing.  The waiver by any of the parties to this Agreement of any breach of any provision hereof by the other Party or parties shall not be construed to be a waiver of a succeeding breach of such provisions or a waiver of the provision itself.

19.           Severability and Survival.  If and to the extent that any court, arbitrator or tribunal of competent jurisdiction holds any of the terms, provisions or conditions or parts thereof of this Agreement or the application hereof to any circumstances, to be invalid or to be unenforceable in a final non-appealable order, the remainder of this Agreement and the application of such terms, provisions or conditions or parts thereof to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the other terms, provisions and conditions of this Agreement shall be valid and enforceable to the fullest extent of the law. Sections 7, 10 and 12 shall survive and termination of this Agreement.

20.           Assignment.  Neither Party shall at any time, without the prior written consent of the other Party assign or otherwise transfer its rights or obligations under this Agreement in whole or in part to any other party whatsoever, provided that either Party may assign or transfer its rights and obligations hereunder to a third Party as part of a divestment or licensing of all or substantially all of the business to which this Agreement pertains and has the resources to comply with the terms of this Agreement.  Any purported assignment in violation of the preceding sentence shall be void.  Any permitted assignee shall be required to assume in writing all obligations of its assignor under this Agreement.

21.           Controlling Provisions.  In ordering and delivering supplies of the Material the Parties may employ their standard forms; however, nothing contained on such form, including, without limitation, any terms on Discovery’s purchase order form, shall be construed to modify, amend, add to or delete the terms of this Agreement.

22.           Arbitration and Governing Law.

22.1           In the event that any dispute arises out of this Agreement, the parties shall endeavor to settle such dispute amicably between themselves.  In the event that the parties fail to achieve an amicable settlement of any such dispute, that dispute shall be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association and the award or decision made in such arbitration shall be final and binding upon the parties.

22.2           This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, with disregard to its conflicts of law rules.

23.           Relationship of Parties.  The relationship of parties under this Agreement is that of independent contractors.  No Party shall be deemed to be the partner or agent of the other, and no Party is authorized to take any action binding upon the other.

24.           Customer Support. Upon request, Genzyme shall use its reasonable commercial efforts to provide Discovery with additional services related to testing methods, quality, validation, cross validation and any other quality-related services not normally included in the current price of the Material and the existing quality system related thereto.  The costs for such services shall be [***].  In the event that the additional, requested services materially impact Genzyme's current manufacturing costs for the Material, Genzyme reserves the right to change the price of the Material accordingly, subject to the agreement of Discovery.

In Witness Whereof, Genzyme and Discovery have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

Discovery Laboratories, inc. By: /s/ W. Thomas Amick Name: W. Thomas Amick Title: Chairman of the Board and Chief Executive Officer	Genzyme Corporation By: /s/ Daniel O. Hayden Name: Daniel O. Hayden Title: Sr. VP & GM - Pharmaceuticals

[***] Confidential treatment requested.

Exhibit A

to Supply Agreement

between Discovery Laboratories, Inc.
and
Genzyme Corporation

1. Genzyme Material:	Palmitoyl-oleyl phosphatidylglycerol (POPG) Na LP-04-180
2. Discovery Product:
Discovery’s synthetic, peptide-containing pulmonary surfactant (lucinactant) in liquid, lyophilized or other dosage forms and including, without limitation, the branded drug product candidates Surfaxin, Surfaxin LS, and Aerosurf.

3. Contract Term:	5 years
4. Pricing:	A.	See Exhibit B
	B.	If government regulations or similar mandatory requirements cause the cost to Genzyme or raw materials to vary substantially, the parties shall meet to agree to a [***].
5. Primary Contact:	A.	Discovery Labs Name: George Cox Address: 2600 Kelly Road, Warrington, PA 18976 Phone: 215-488-9300
	B.	Genzyme: Genzyme Corporation Name: David Wyatt Address: 500 Kendall Street, Cambridge, MA 02142 Phone: (617) 768-6897 Fax: (617) 768-6433

[***] Confidential treatment requested.

Exhibit B

to Supply Agreement

between Discovery Labs
and
Genzyme Corporation

PRICING

Product	Amount Purchased (kg)	Price per kg ($)
POPG Na High purity, type -180	batch sizes of approximately [***]	$[***]

The prices above shall be subject to modification upon the prior written consent of the Parties and as may otherwise be provided for in this Agreement.

[***] Confidential treatment requested.